UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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[ ]	Soliciting Material Pursuant to §240.14a-12

DWS GLOBAL COMMODITIES STOCK FUND, INC.

(Name of Registrant as Specified In Its Charter)

 ______________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 15, 2008

Dear Stockholders of DWS Global Commodities Stock Fund, Inc.:

We recently mailed to you proxy materials for the upcoming Annual Meeting of Stockholders of DWS Global Commodities Stock Fund, Inc. (the “Fund” or “GCS”), to be held on October 13, 2008. In these materials, your Board of Directors is asking you to use the White Proxy Card to authorize your proxy "FOR" the re-election of five experienced Directors of the Fund: Paul K. Freeman, William McClayton, Rebecca W. Rimel, William N. Searcy, Jr. and Robert H. Wadsworth. We hope you will take a moment to review these materials and to authorize your proxy in accordance with your Board of Directors' recommendations.

You may have already received proxy solicitation material with a proxy card from a group of dissidents led by Arthur Lipson and his Western Investment LLC hedge fund (“Western”). Do not be confused. This is an attempt by a group of hedge funds to take control of your long-term investment for their short-term gain. Western’s solicitation is not endorsed by the Fund or your Board of Directors. Your Board of Directors strongly opposes Western’s attempt to replace five experienced Directors of the Fund with Western’s hand-selected group of dissident directors.

We believe that the principal actions proposed by Western, which are designed to result in a quick trading profit, would involve significant expense and disruption of the Fund’s investment program. In contrast, your Board of Directors is committed to carefully balancing the interests of both long-term and short-term stockholders of the Fund.

It should be noted that Western’s statements regarding performance are misleading because, notwithstanding the Fund’s discount, the Fund’s Board has overseen excellent performance by the Fund. Since inception, the Fund has outperformed its peer group on both a NAV total return basis and on a market total return basis through August 31, 2008. Furthermore, the Fund’s NAV has outperformed its benchmark by 4.62% since inception on a cumulative return basis.

The Board has consistently monitored the Fund’s discount. In an effort to support the market price of the Fund’s common stock and also enhance the Fund’s total return, the Board recently announced its authorization of an open-market stock repurchase program under which, effective September 2, 2008, the Fund may purchase an aggregate of up to 20% of the Fund’s outstanding shares of common stock in open-market transactions over a twelve-month period. The Board’s authorization of the repurchase program followed the completion of a program of six consecutive semiannual tender offers for 5% of the outstanding shares of common stock, which commenced in December, 2005 and concluded with the most recent tender offer that closed on July 14, 2008.

The agenda being pursued by Western is to install a minority of directors who will seek to destroy the Fund as a closed-end vehicle, with all of the advantages of the closed-end structure, and have the Fund convert to an exchange-traded fund (“ETF”) or an exchange-traded note (“ETN”). Alternatively, Western has suggested open-ending or even liquidating the Fund. In recent years, Western has aligned itself with other hedge funds to pursue similarly destructive short-term arbitrage strategies against other closed-end funds.

Western fails to note that any short-term gain that could be realized through conversion to an ETF, an ETN, open-ending or liquidation would be offset by significant expenses, including the costs of obtaining stockholder approval, legal expenses, potential negative tax consequences, and/or the costs associated with liquidating the Fund's assets to meet redemption requests (possibly at inopportune times). Western does not explain that conversion to an ETF would require a potentially costly and time consuming exemption from the Securities and Exchange Commission (“SEC”) as well as severely limiting the Fund’s active management. There is no guarantee that conversion to an ETF would even reduce the discount. Furthermore, Western does not explain any of the difficulties of converting to an ETN. There is no precedent for a closed-end fund converting to an ETN. ETNs, unlike investment companies, are not actively managed investments and your investment would change from an actively managed investment in a closed-end fund to a static investment in a note from a third party. Western did not explain this in its proxy statement or its other communications. For these and other reasons, the Board has serious reservations and concerns about each of these alternatives.

We urge you to support the Fund by completing, signing and dating the enclosed White Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Alternatively, you may vote by telephone or internet by following the instructions on the enclosed card. If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past annual meetings) unless you complete, sign, date and return the proxy voting form it will send you. Please do not sign or vote any gold or other color proxy card sent to you by Western or its associates. If you have already returned a gold or other color proxy card from Western and wish to vote according to the recommendations of your Board of Directors, please return a currently dated White Proxy Card. If you have already returned the White Proxy Card, we thank you for your support.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to authorize your proxy FOR your Board's nominees.

We thank you for your continued support.

Sincerely,

The Directors of DWS Global Commodities Stock Fund, Inc.

John W. Ballantine	William McClayton
Henry P. Becton, Jr.	Rebecca W. Rimel
Dawn-Marie Driscoll	Axel Schwarzer
Keith R. Fox	William N. Searcy, Jr.
Paul K. Freeman	Jean Gleason Stromberg
Kenneth C. Froewiss	Robert H. Wadsworth

Richard J. Herring

If you have questions or need assistance in voting your shares, please call:

Georgeson Inc.

199 State Street, 10th Floor

New York, NY 10038

(800) 905-7281 (Toll Free)